Media Contact: Andrea Smith
August 9, 2005	702-367-5843
Analyst Contact: Britta Carlson
702-367-5624
Sierra Pacific Resources Announces Private Offering of
$225 Million Long Term Senior Notes
RENO, Nevada — Sierra Pacific Resources (NYSE: SRP) announced today that it will privately offer $225 million of its long term senior notes (the “Notes”). The Notes will be unsecured obligations of Sierra Pacific Resources and will rank equally with its other senior indebtedness. Sierra Pacific Resources plans to use the net proceeds of the offering for various corporate purposes including the repurchase of up to $141 million of its 7.93% Senior Notes due 2007, the payment of the cash premium payable to holders of its 7 1/4% Convertible Notes due 2010 who elect to convert such notes to shares of common stock pursuant to a conversion offer previously announced and for general corporate purposes, including increasing its liquidity.
The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will not be registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available. This press release does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes, nor is it a solicitation of any proxy or consent for any purpose.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50% interest in an interstate natural gas transmission partnership.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to consummate the offering of the Notes. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources are contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the SEC. Sierra Pacific Resources undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.